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                                                                       EXHIBIT 8

                               UNGARETTI & HARRIS
                        3500 THREE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60602

May 15, 1998

Acme Metals Incorporated
13500 South Perry Avenue
Riverdale, Illinois 60827

Ladies and Gentlemen:

     We have acted as counsel to Acme Metals Incorporated, a Delaware corporation (the "Company"), in connection with an exchange offer (the "Exchange Offer") under which up to $200,000,000 in aggregate principal amount of the Company's 10 7/8% Senior Notes due 2007 (the "New Notes") will be offered in exchange for the Company's outstanding 10 7/8% Senior Notes due 2007 (the "Old Notes"). The Exchange Offer is the subject of a Registration Statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Based on and subject to the foregoing, we are of the opinion that a holder will not recognize gain or loss for federal income tax purposes on the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. We are also of the opinion that the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus included in the Registration Statement contains an accurate general description under currently applicable law of the material United States federal income tax considerations that apply to holders of the New Notes.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          UNGARETTI & HARRIS